EXHIBIT 23(c)

                        CONSENT OF ALEX SHESHUNOFF & CO.

We hereby consent to the references in the Joint Proxy Statement/Prospectus to our opinion, dated __________________, 1997 with respect to the merger of Republic Security Financial Corporation and County Financial Corporation and to our firm, respectively, and to the inclusion of such opinion as an annex t such Joint Proxy Statement/Prospectus. By giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                             ALEX SHESHUNOFF & CO.



                                             By:______________________


Austin, TX
September __, 1997